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Exhibit 99.1  Press Release



PRESS RELEASE
May 29, 1998                For further information contact:
                            David M. Bradley
                            Chairman, President & Chief Executive Officer
                            North Central Bancshares, Inc.
                            825 Central Avenue
                            Fort Dodge, Iowa 50501
                            515-576-7531



               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced on May 29, 1998 that the Company declared a regular quarterly cash dividend of $.08 per share on the Company's common stock for the fiscal quarter ended June 30, 1998. The dividend will be payable to all stockholders of record as of June 16, 1998 and will be paid on July 6, 1998.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Iowa, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.